INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
                         LEGG MASON TAX-FREE INCOME FUND


            This INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT ("Agreement") is made this 1st day of June, 2000, by and between Legg Mason Tax-Free Income Fund, a Massachusetts business trust (the "Trust"), and Legg Mason Fund Adviser, Inc., a Maryland corporation (the "Manager").

            WHEREAS, the Trust is registered as a non-diversified open-end management investment company under the Investment Company Act of 1940 (the "1940 Act") and has registered distinct series of shares of beneficial interest, which are listed in Appendix A to this Agreement ("Series"), for sale to the public under the Securities Act of 1933 and various state securities laws, each Series corresponding to a distinct portfolio; and

            WHEREAS,   the  Trust  wishes  to  retain  the  Manager  to  provide
investment advisory, management, and administrative services to the Trust and each Series as now exists and as hereafter may be established; and

            WHEREAS, the Manager is willing to furnish such services on the terms and conditions hereinafter set forth;

            NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

            1. The Trust hereby appoints the Manager as investment adviser and manager of each Series for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

            2. Each Series shall at all times keep the Manager fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Manager with such other documents and information with regard to its affairs as the Manager may from time to time reasonably request.

            3. (a) Subject to the supervision of the Trust's Board of Trustees, the Manager shall regularly provide each Series with investment research, advice, management and supervision and shall furnish a continuous investment program for each Series' portfolio of securities consistent with each Series' investment goals and policies. The Manager shall determine from time to time what securities will be purchased, retained or sold by each Series, and shall implement those decisions, all subject to the provisions of the Trust's Declaration of Trust and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment goals and policies of each

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Series. The Manager will place orders pursuant to its investment  determinations for each Series either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the Manager will attempt to obtain the best net price and the most favorable execution of its orders; however, the Manager may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Trust and the Series with research, analysis, advice and similar services, and the Manager may pay to these brokers, in return for research and analysis, a higher commission or spread than may be
charged  by  other   brokers.   The  Manager  shall  also  provide   advice  and
recommendations with respect to other aspects of the business and affairs of the Trust and each Series, and shall perform such other functions of management and supervision as may be directed by the Board of Trustees of the Trust.

            (b) The Trust hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by
Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

            4. (a) The Manager, at its expense, shall supply the Board of Trustees and officers of the Trust with all statistical information and reports reasonably required by them and reasonably available to the Manager and shall furnish the Trust and each Series with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Trust and each Series. The Manager shall oversee the maintenance of all books and records with respect to the Trust's and each Series' securities transactions and the keeping of the Trust's and each Series' books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that any records which it maintains for the Trust or any Series are the property of the Trust, and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Manager further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Manager shall authorize and permit any of its directors, officers and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected.

            (b) Other than as herein specifically indicated, the Manager shall not be responsible for the expenses of the Trust or any Series. Specifically, the Manager will not be responsible, except to the extent of the reasonable compensation of employees of the Trust and each Series whose services may be used by the Manager hereunder, for any of the following expenses of the Trust and each Series, which expenses shall be borne by the Trust and each Series: advisory fees; distribution fees; interest, taxes, governmental fees, fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by any Series and any losses in connection therewith; fees of custodians, transfer agents, registrars or other agents; legal expenses; expense of preparing share certificates; expenses

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

relating to the redemption or repurchase of each Series' shares; expenses of registering and qualifying each Series' shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to each Series' shareholders; costs of stationery; costs of stockholders and other meetings of the Trust and each Series; trustees' fees; audit fees; travel expenses of officers, trustees and employees of the Trust and each Series, if any; and the Trust's pro rata portion of premiums on any fidelity bond and other insurance covering the Trust and its officers and trustees.

            5. No trustee, officer or employee of the Trust or any Series shall receive from the Trust any salary or other compensation as such trustee, officer or employee while he is at the same time a director, officer, or employee of the Manager or any affiliated company of the Manager. This paragraph shall not apply to directors, executive committee members, consultants and other persons who are not regular members of the Manager's or any affiliated company's staff.

            6. As compensation for the services performed and the facilities furnished and expenses assumed by the Manager, including the services of any consultants retained by the Manager, each Series shall pay the Manager, as promptly as possible after the last day of each month, a fee, computed daily at the annual rate of such Series' average daily net assets that is set forth in Appendix A to this Agreement. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Manager for all services prior to that date. If this Agreement is terminated as to any or all Series as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of such Series in that period from the beginning of such month to such date of termination, and shall be prorated by the ratio that the number of business days in such period bears to the number of business days in such month. The average daily net assets of each Series shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Trustees of the Trust. Each such payment shall be accompanied by a report of the Trust and each Series prepared either by the Trust and each Series or by a reputable firm of independent accountants which shall show the amount properly payable to the Manager under this Agreement and the detailed computation thereof.

            7. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Trustees of the Trust in following or declining to follow any advice or recommendations of the Manager; provided, that nothing in this Agreement shall protect the Manager against any liability to the Trust or its holders of beneficial interest to which it would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

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

            8. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a trustee, officer, or employee of the Trust or any Series, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Manager to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

            9. As used in this Agreement, the term "net assets" shall have the meaning ascribed to it in the Declaration of Trust of the Trust and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

            10. Subject to the provisions of paragraphs 11 and 13 below, this Agreement will remain in effect from year to year, provided that the Manager does not notify the Trust in writing at least sixty (60) days prior to the expiration date in any year that it does not wish continuance of the Agreement for an additional year.

            11. This Agreement shall terminate automatically in the event of its assignment by the Manager and shall not be assignable by the Trust without the consent of the Manager. This Agreement may also be terminated as to any or all Series at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the affected Series upon sixty (60) days' written notice addressed to the Manager at its principal place of business.

            12. In the event this Agreement is terminated with respect to one or more Series by either party or upon written notice from the Manager at any time, the Trust hereby agrees that it will eliminate from the name of each affected Series (and if the Agreement is terminated for all Series, from the name of the Trust) any reference to the name of "Legg Mason." The Trust shall have the non-exclusive use of the name "Legg Mason" in whole or in part so long as this Agreement is effective or until such notice is given.

            13. This Agreement shall be submitted for approval to the Board of Trustees of the Trust annually and shall continue in effect with respect to a Series only so long as specifically approved annually by vote of a majority of the trustees of the Trust who are not parties to this Agreement or interested persons of such parties, cast in person at a meeting called for that purpose, and either by vote of the holders of a majority of the outstanding voting securities of that Series or by majority vote of the Trust's Board of Trustees.

            14. The Manager is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust or each Series pursuant to this

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

Agreement shall be limited in all cases to the Trust or that Series and its respective assets. The Manager agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust, nor from the Trustees or any individual Trustee of the Trust.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                                    LEGG MASON TAX-FREE INCOME FUND


By: /s/ Patricia A. Maxey                  By: /s/ Marie K. Karpinski
    ------------------------------             ---------------------------------
                                               Name:  Marie K. Karpinski
                                               Title: Vice President & Treasurer


Attest:                                    LEGG MASON FUND ADVISER, INC.


By: /s/ Marc R. Duffy                      By: /s/ Jennifer W. Murphy
    ------------------------------             ---------------------------------
                                               Name:
                                               Title:

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

                                   APPENDIX A

                   Series                               Fee Rate
                   ------                               --------

Legg Mason Maryland Tax-Free Income Trust                0.55%

Legg Mason Pennsylvania Tax-Free Income Trust            0.55%

Legg Mason Tax-Free Intermediate-Term Income Trust       0.55%


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